Exhibit 99.1

STORE Capital Announces Fourth Quarter

 and Full Year 2014 Operating Results

Provides 2015 AFFO Guidance

SCOTTSDALE, Ariz., February 26, 2015 — STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the fourth quarter and full year ended December 31, 2014.

Highlights

For the quarter ended December 31, 2014:

•                 Total revenues of $55.2 million

•                 Net income per share of common stock of $0.18 (basic and diluted)

•                 AFFO of $33.7 million

•                 AFFO of $0.35 per share (basic and diluted)

•                 Declared a pro-rated dividend per common share of $0.1139, or $1.00 per share on an annualized basis, reflecting the period since the closing of the initial public offering (IPO) through December 31, 2014

•                 Invested $289.5 million in 105 properties at an initial weighted average cap rate of 8.0%

•                 Sold eight properties for an aggregate gain of $3.3 million

•                 Raised net proceeds of $546 million from the IPO completed on November 21, 2014

For the year ended December 31, 2014:

•                 Total revenues of $190.4 million

•                 Net income per share of common stock of $0.61 (basic and diluted)

•                 AFFO of $109.9 million

•                 AFFO of $1.39 per share (basic and diluted)

•                 Invested $1.1 billion in 341 properties at an initial weighted average cap rate of 8.3%

•                 Sold 16 properties for an aggregate gain of $5.5 million

•                 Issued $260 million of net-lease mortgage notes under the STORE Master Funding debt program and entered into a new $300 million unsecured revolving credit facility, replacing two previously existing secured credit facilities

Management Commentary

“We appreciate the strong support from the investment community and our new stockholders who participated in our successful IPO in November,” said Christopher H. Volk, President and Chief Executive Officer of STORE Capital.  “The proceeds we raised are being used to further expand our diversified real estate portfolio and bolster our leadership in middle market net-lease solutions for single tenant operational real estate.

-more-

“Through our origination efforts, we were able to selectively identify and acquire over $1.1 billion in profit center real estate in 2014.  This significant level of volume speaks to the important need we address in the marketplace as companies increasingly focus on managing capital more efficiently.  Our disciplined origination strategy, together with attractive lease contracts and scheduled rent increases, positions us to continue generating the strong cash flows that will fuel growth and return dividends to our stockholders.

“We have always had a flexible, conservative and efficient capital structure that translates to a low cost of capital. We are one of the few REITs to have an A+ rated borrowing capacity through our private long-term debt program, STORE Master Funding.  This, together with our new unsecured credit facility, access to the public equity markets and nearly $1 billion of unencumbered assets, dramatically expands our financing flexibility,” Volk continued.  “We also have a considerable advantage with our highly scalable operating platform and expect portfolio management expense will decline as a percentage of investment value as we grow.

“Based on our positive outlook for acquisition opportunities and our financial and operating strength, we are very excited about the year ahead and believe STORE Capital can deliver one of the best risk-adjusted return opportunities in the market today.”

Financial Results

Total Revenues

Total revenues were $55.2 million for the fourth quarter of 2014, an increase of 65.3% from $33.4 million for the fourth quarter of 2013.

Total revenues for 2014 were $190.4 million, an increase of 74.9% from $108.9 million for 2013.  The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $1.7 billion in gross investment amount representing 622 property locations at December 31, 2013 to $2.8 billion in gross investment amount representing 947 property locations at December 31, 2014.

Net Income

Net income increased to $17.4 million, or $0.18 per basic and diluted share, for the fourth quarter of 2014 compared to $7.5 million in net income, or $0.13 per basic and diluted share, for the fourth quarter of 2013.  The increase in net income was primarily due to additional rental revenues and interest income generated by the growth in the size of STORE Capital’s real estate investment portfolio. In addition, the Company reported an aggregate gain of $3.3 million on the sale of eight properties during the fourth quarter of 2014 versus a $0.2 million gain, net of tax, on the sale of one property in the same period in 2013.

Net income for the year ended December 31, 2014 was $48.1 million, or $0.61 per basic and diluted share compared to $26.3 million, or $0.52 per basic and diluted share, for the year ended December 31, 2013. The Company reported an aggregate gain of $5.5 million on the sale of 16 properties during 2014 versus $2.2 million in gains, net of tax, on the sale of 17 properties in 2013.

Adjusted Funds from Operations (AFFO)

AFFO increased 84.7% to $33.7 million, or $0.35 per basic and diluted share, for the fourth quarter of 2014, compared to AFFO of $18.3 million, or $0.33 per basic and diluted share, for the fourth quarter of 2013.  The increase in AFFO per share between years was driven by the growth in the Company’s real estate investment portfolio.

AFFO for the year ended December 31, 2014 was $109.9 million, or $1.39 per basic and diluted share, compared to $61.7 million, or $1.23 per basic and diluted share, for the year ended December 31, 2013.

Dividend Information

As previously announced, STORE Capital declared a pro-rated dividend per common share of $0.1139, or $1.00 per share on an annualized basis, reflecting the period since the closing of the IPO through December 31, 2014. This dividend, totaling $13.1 million, was paid on January 15, 2015 to stockholders of record on December 31, 2014. Also in the fourth quarter, we declared and paid a dividend of approximately $8.7 million to stockholders of record prior to our IPO.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $289.5 million of gross investments representing 105 property locations during the fourth quarter of 2014. These investments had an initial weighted average cap rate of 8.0%.  Total investment activity for the year was $1.1 billion representing 341 property locations and an initial weighted average cap rate of 8.3%.  The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.

During the fourth quarter of 2014, the Company sold eight properties and recognized an aggregate gain of $3.3 million. During the year ended December 31, 2014, the Company sold 16 properties, representing approximately 2% of the investment portfolio at the beginning of 2014, and recognized an aggregate gain of $5.5 million. The average sale cap rate for properties sold in the fourth quarter and full year 2014 was 6.9% and 7.2%, respectively.

Portfolio

At December 31, 2014, STORE Capital’s real estate portfolio totaled $2.8 billion representing 947 property locations, substantially all of which are profit centers for the Company’s customers. Approximately 96% of the portfolio represents commercial real estate properties subject to long-term leases, 4% represents mortgage loan and direct financing receivables primarily on commercial real estate buildings (located on land the Company owns and leases to its customers) and a nominal amount represents loans receivable secured by the tenants’ other assets. As of December 31, 2014, the portfolio’s annualized base rent and interest (based on rates in effect on December 31, 2014 for all lease and loan contracts) totaled $237.8 million. The weighted average non-cancellable remaining term of the leases at December 31, 2014 was 15 years.

The Company’s customers operate their businesses across more than 200 brand names, or concepts, and none of these concepts represented more than 4% of the Company’s total investment portfolio revenues as of December 31, 2014.

Portfolio At A Glance — As of December 31, 2014
Investment property locations	947
Customers	226
Industries in which customers operate	67
States	46
Proportion of portfolio from direct origination	~75%
Weighted average annual lease escalation(1)	1.7%
Weighted average remaining lease contract term	15 years
Occupancy(2)	100%
# of properties not currently operating but subject to a lease(3)	4
# of investment locations subject to a ground lease	6
% of leased properties NNN	97%
% of leased properties under master lease(4)	73%
Average investment amount/replacement cost (new)(5)	82%
% of investments providing unit-level financial reporting	96%
Median unit fixed charge coverage ratio(6)	2.06x
Proportion of investment contracts rated investment grade(7)	~80%

(1)         Represents the weighted average annual escalation rate of the entire portfolio as if the escalations in all leases were expressed on an annual basis and assumes the contracts that increase based on changes in CPI increase at the minimum of the stated fixed percentage in the contract.

(2)         The Company defines occupancy as a property being subject to a lease or loan contract.

(3)         Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.

(4)         Percentage of investments in multiple properties with a single customer (which represents 876 of STORE Capital’s 947 properties).

(5)         Represents the ratio of purchase price to replacement cost (new) at acquisition.

(6)         STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness.

(7)         The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a risk measure reflective of both the credit risk of its tenants and the profitability of the operations at the properties.  As of December 31, 2014, STORE Capital’s tenants had a weighted average tenant credit profile of approximately ‘Ba3’ as measured by the Moody’s Analytics RiskCalc rating scale. However, considering the profitability of the operations at its properties and an assessment of the likelihood the tenants choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a weighted average rating of approximately ‘Baa3’.

Capital Transactions

In September 2014, STORE Capital replaced its two existing secured credit facilities with a new $300 million unsecured revolving credit facility provided by a group of lenders. This new facility, which includes an accordion feature that allows the size of the facility to be increased up to $500 million, is for an initial term of three years and includes a one-year extension option subject to certain conditions.

On November 18, 2014, STORE Capital’s common shares began trading on the New York Stock Exchange, and on November 21, 2014, the Company completed its IPO of 31.6 million shares of its common stock, which included 4.1 million shares issued as a result of the full exercise of the underwriters’ over-allotment option, at a price to the public of $18.50 per share. The offering generated net proceeds of $546 million.  The net proceeds from the offering were used to repay $223 million of borrowings outstanding under the credit facility, to redeem all outstanding shares of STORE Capital Series A Preferred Stock ($125,000) and to fund approximately $243 million of property acquisitions from the closing date through December 31, 2014.

2015 AFFO Guidance

STORE Capital currently expects 2015 AFFO per share of $1.33 to $1.39, based on projected annual real estate acquisition volume of approximately $850 million. AFFO per share is sensitive to the timing, amount and lease rates of real estate acquisitions during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held this morning at 11:00 a.m. Eastern Time / 9:00 a.m. Mountain Time, to discuss fourth quarter and full year ended December 31, 2014 operating results and answer questions.

•                  Live conference call: 866-652-5200 (domestic) or 412-317-6060 (international)

•                  Conference call replay available through March 17, 2015: 877-344-7529 (domestic) or 412-317-0088 (international)

•                  Replay access code: 10060840

•                  Live and archived webcast: http://ir.storecapital.com/webcasts.aspx?iid=4553160

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 947 property locations, substantially all of which are profit centers, in 46 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports and prospectuses the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as to the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries. To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. Additionally, in deriving AFFO, transaction costs associated with acquiring real estate subject to existing leases are excluded because the costs are not the primary drivers of the decision making process. Management uses AFFO as one measure of Company performance when formulating corporate goals.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess the Company’s operating performance without the distortions created by other non-cash revenues or expenses. STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Media and Investor Contacts:

Financial Profiles, Inc.

Kristen Papke, (206) 623-2233

Moira Conlon, (310) 622-8220

STORECapital@finprofiles.com

Financial tables begin on following page —

STORE Capital Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues:
Rental revenues	$53,009	$31,473	$181,972	$103,398
Interest income on loans and direct financing receivables	2,128	1,443	8,069	5,044
Other income	25	447	400	462
Total revenues	55,162	33,363	190,441	108,904

Expenses:
Interest	17,836	12,498	67,959	39,180
Transaction costs	786	419	2,804	2,643
Property costs	72	99	473	127
General and administrative	5,468	3,672	19,494	14,132
Depreciation and amortization	16,835	9,488	57,025	30,349
Total expenses	40,997	26,176	147,755	86,431

Income from continuing operations before income taxes	14,165	7,187	42,686	22,473
Income tax expense	9	75	180	155
Income from continuing operations	14,156	7,112	42,506	22,318
Income from discontinued operations, net of tax	25	393	1,140	3,995
Income before gain on dispositions of real estate investments	14,181	7,505	43,646	26,313
Gain on dispositions of real estate investments	3,242	—	4,493	—
Net income	$17,423	$7,505	$48,139	$26,313

Net income per share of common stock - basic and diluted:
Continuing operations	$0.18	$0.13	$0.59	$0.44
Net income	$0.18	$0.13	$0.61	$0.52

Weighted average common shares outstanding:	97,025,384	55,415,228	78,454,599	49,893,667

Dividends declared per common share	$0.2178	$0.2275	$0.9898	$0.8743

STORE Capital Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2014	2013
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$843,843	$562,085
Buildings and improvements	1,790,530	1,042,244
Intangible lease assets	60,184	29,917
Total real estate investments	2,694,557	1,634,246
Less accumulated depreciation and amortization	(98,671)	(41,976)
	2,595,886	1,592,270
Real estate investments held for sale, net	—	9,023
Loans and direct financing receivables	111,354	66,917
Net investments	2,707,240	1,668,210
Cash and cash equivalents	136,313	61,814
Restricted cash and other assets	32,923	24,556
Deferred costs, net	37,136	31,520
Total assets	$2,913,612	$1,786,100

Liabilities and stockholders’ equity
Liabilities:
Credit facilities	$—	$—
Non-recourse debt obligations of consolidated special purpose entities, net	1,284,151	991,577
Dividends payable	13,123	—
Accounts payable and accrued expenses	30,486	13,263
Other liabilities	3,168	7,346
Total liabilities	1,330,928	1,012,186

Stockholders’ equity:
Preferred stock, $0.01 par value per share, 125,000,000 shares authorized, no shares and 125 shares issued and outstanding, respectively	—	—
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 115,212,541 and 62,966,920 shares issued and outstanding, respectively	1,152	630
Capital in excess of par value	1,636,203	798,228
Distributions in excess of retained earnings	(54,405)	(24,816)
Accumulated other comprehensive loss	(266)	(128)
Total stockholders’ equity	1,582,684	773,914
Total liabilities and stockholders’ equity	$2,913,612	$1,786,100

STORE Capital Corporation
Reconciliations of Non-GAAP Financial Measures

(In thousands, except share and per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Net income	$17,423	$7,505	$48,139	$26,313
Depreciation and amortization of real estate assets:
Continuing operations	16,754	9,417	56,722	30,117
Discontinued operations	—	46	—	575
Gain on dispositions of real estate, net of tax
Continuing operations	(3,242)	—	(4,493)	—
Discontinued operations	(16)	(200)	(985)	(2,162)
Funds from Operations	30,919	16,768	99,383	54,843

Adjustments:
Straight-line rental revenue, net	(206)	(496)	(2,402)	(1,421)
Transaction costs	786	419	2,804	2,643
Non-cash equity-based compensation	597	330	2,294	1,228
Non-cash interest expense (1)	1,459	1,144	7,146	4,186
Amortization of lease-related intangibles and costs	172	91	651	260
Adjusted Funds from Operations	$33,727	$18,256	$109,876	$61,739

Dividends declared to common stockholders	$21,790	$13,378	$77,671	$45,003

Net income per share of common stock:
Basic and Diluted (2)	$0.18	$0.13	$0.61	$0.52
FFO per share of common stock:
Basic and Diluted (2)	$0.32	$0.30	$1.26	$1.09
AFFO per share of common stock:
Basic and Diluted (2)	$0.35	$0.33	$1.39	$1.23

(1)         Includes $1.2 million of accelerated amortization of deferred financing costs, recognized in September 2014, associated with the replacement of the Company’s two previous secured credit facilities.

(2)         Preferred stock dividends and, under the two class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

Investment Portfolio

December 31, 2014

Diversification by Customer

STORE Capital has a diverse customer base. At December 31, 2014, the Company’s 947 property locations were operated by 226 customers. No single customer represented more than 4% of annualized base rent and interest and the top ten customers totaled less than 21% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of December 31, 2014:

Customer	% of Annualized Base Rent and Interest (1)	Number of Properties
Gander Mountain Company	3.52%	12
Starplex Master Holdings, Inc.	3.03	10
O’Charley’s LLC	2.40	30
Sailormen, Inc.	1.91	41
FreedomRoads, LLC	1.84	8
Rainbow Early Education Holding, LLC	1.70	34
Heald College, LLC	1.52	5
Conn’s, Inc.	1.49	7
RMH Franchise Holdings, Inc.	1.46	17
Hill Country Holdings, LLC	1.45	6
All other customers (216 customers)	79.68	777
Total	100.00%	947

(1)                                 Represents the percentage of base rent and interest, annualized based on rates in effect on December 31, 2014 for all leases, loans and direct financing receivables in place as of that date.

STORE Capital Corporation

Investment Portfolio

December 31, 2014

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the 208 concepts represented in the Company’s investment portfolio as of December 31, 2014, no single concept was larger than 4% of annualized base rent and interest and the top ten concepts totaled less than 25% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of December 31, 2014:

Customer Business Concept	% of Annualized Base Rent and Interest (1)	Number of Properties
Gander Mountain	3.52%	12
Ashley Furniture HomeStore	3.31	15
Applebee’s	3.01	36
Popeyes Louisiana Kitchen	2.53	57
Starplex Cinemas	2.51	8
O’Charley’s	2.40	30
KFC	1.85	51
FreedomRoads	1.84	8
Rainbow Child Care Center	1.70	34
Heald College	1.52	5
All other concepts (198 concepts)	75.81	691
Total	100.00%	947

(1)                                 Represents the percentage of base rent and interest, annualized based on rates in effect on December 31, 2014 for all leases, loans and direct financing receivables in place as of that date.

STORE Capital Corporation

Investment Portfolio

December 31, 2014

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across 67 industries within the service, retail and industrial sectors of the U.S. economy.  The following table summarizes those industries as of December 31, 2014:

Customer Industry	% of Annualized Base Rent and Interest (1)	Number of Properties	Building Square Footage (in thousands)
Service:
Restaurants — full service	17.96%	228	1,641
Restaurants — limited service	9.98	236	724
Early childhood education centers	8.13	119	1,176
Health clubs	7.98	39	1,296
Movie theaters	6.89	26	977
Junior colleges	2.47	9	640
Colleges and professional schools	2.07	5	205
All other service industries (27 industries)	17.16	136	3,465
Total service	72.64	798	10,124
Retail:
Sporting goods stores	4.16	15	983
Furniture stores	4.11	20	963
Recreational vehicle dealers	1.84	8	207
All other retail industries (9 industries)	6.32	46	2,447
Total retail	16.43	89	4,600
Industrial:
Total industrial (21 industries)	10.93	60	5,891
Total	100.00%	947	20,615

(1)                                 Represents the percentage of base rent and interest, annualized based on rates in effect on December 31, 2014 for all leases, loans and direct financing receivables in place as of that date.

STORE Capital Corporation

Investment Portfolio

December 31, 2014

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s 947 property locations can be found in 46 of the 50 states (excluding Alaska, Delaware, Hawaii and Rhode Island). The following table details the top ten geographical locations of the properties as of December 31, 2014:

State	% of Annualized Base Rent and Interest (1)	Number of Properties
Texas	13.57%	81
Illinois	6.93	51
Georgia	6.02	68
Tennessee	5.87	58
Florida	5.02	60
Ohio	4.88	56
Arizona	4.66	35
California	4.55	16
North Carolina	4.03	73
Pennsylvania	3.36	19
All other (36 states)(2)	41.11	430
Total	100.00%	947

(1)         Represents the percentage of base rent and interest, annualized based on rates in effect on December 31, 2014 for all leases, loans and direct financing receivables in place as of that date.

(2)         Includes one property in Ontario, Canada which represents less than 0.2% of annualized base rent and interest.

STORE Capital Corporation

Investment Portfolio

December 31, 2014

Lease Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of December 31, 2014, 97% of the Company’s properties were subject to a triple-net lease and 73% of the properties were leased under a master lease. Leases and loans representing less than 11% of the annualized base rent and interest will expire in the next ten years (before 2025). The following table sets forth the schedule of lease, loan and direct financing receivable expirations as of December 31, 2014:

Year of Lease Expiration or Loan Maturity (1)	% of Annualized Base Rent and Interest (2)	Number of Properties
2015	0.40%	5
2016	—	—
2017	0.37	4
2018	0.44	2
2019	1.09	6
2020	0.29	2
2021	1.23	4
2022	0.42	4
2023	3.70	38
2024	2.47	19
2025	1.90	9
2026	3.76	30
2027	8.91	62
2028	16.24	118
2029	19.41	201
2030	1.17	2
Thereafter	38.20	441
Total	100.00%	947

(1)                                 Expiration year of contracts in place as of December 31, 2014 and excludes any tenant renewal option periods.

(2)                                Represents the percentage of base rent and interest, annualized based on rates in effect on December 31, 2014 for all leases, loans and direct financing receivables in place as of that date.